FULBRIGHT & JAWORSKI L.L.P
                    A Registered Limited Liability Partnership    Houston
                                666 Fifth Avenue                  Washington DC
                          New York, New York 10103-3198           Austin
                                                                  San Antonio
TELEPHONE:212/318-3000                                            Dallas
FACSIMILE:212/752-5958                                            New York
                                                                  Los Angeles
        WILLIAM H. BOHNETT                                        London
              PARTNER                                             Hong Kong
     DIRECT DIAL: 212/318-3318


December 14, 1995



The Board of Directors
First Eagle Fund of America, Inc.
45 Broadway
New York, New York  10006

Dear Sirs:

We refer to the filing by First Eagle Fund of America, Inc., a Maryland corporation (the "Fund"), of a "Rule 24f- 2 Notice" pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, in which the Fund reported sales during the fiscal year ended October 31, 1995 of 410,736 shares of the Fund's common stock (the "Shares").

We, as counsel to the Fund, have examined such documents and reviewed such questions of law as we deemed necessary for the purposes of this opinion. As to various questions of fact material to this opinion, we have relied upon a certificate provided by the Secretary of the Fund. On the basis of such examination and review, we advise you that, in our opinion, the Shares have been legally issued and are fully paid and nonassessable.

We consent to the filing of this opinion together with the Rule 24f-2 Notice referred to above. This consent is not to be construed as an admission that we are a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,





/S/Fulbright & Jaworski L.L.P.
------------------------------
FULBRIGHT & JAWORSKI L.L.P.